SUB-ITEM 77Q3: Other Information

The Asia tigers Fund, Inc.

On December 19, 2011, Aberdeen Asset Management
Asia Limited ("AAMAL") assumed the role as The Asia
Tigers Fund, Inc.'s (the "Fund") investment manager pursuant to an Investment Advisory Agreement.
Until December 19, 2011, Blackstone
Asia Advisors L.L.C. ("Blackstone") served as the
Fund's investment manager. The answers provided in the Form N-SAR reflect both the responses of Blackstone as investment advisor prior to December
19, 2011 and AAMAL as investment advisor beginning on December 19, 2011.